PROMISSORY NOTE

$86,902	May 9, 2001

             For value received, Brian Derr ("Executive") promises to pay to the order of Apropos Technology, Inc., an Illinois corporation (the "Company"), at its offices in Oak Brook Terrace, Illinois, or such other place as is designated in writing by the holder hereof, the aggregate principal sum of $86,902 in eight equal quarterly installments of $10,862.75, commencing April 1, 2002, and subsequent payments due on the first business day of each July, October, January and April thereafter.  Subject to the provisions of this Note, including provisions regarding the acceleration of this Note , the remaining principal amount of this Note (together with unpaid interest due thereon) shall become due in full on the earlier of (i) January 2, 2004, or (ii) the thirtieth day following the last day that Executive is employed by a "Company Entity," unless, in the case of (ii), termination of employment is a result of a "Permitted Termination."  The date of maturity, whether as a result of (i) or (ii) above or earlier acceleration is referred to as the "Maturity Date."

•	"Permitted Termination" shall mean (i) a termination by a Company Entity other than for "Cause," (ii) a termination by the Executive for "Good Reason," or (iii) the death or "Permanent Disability" of the Executive.

•	"Company Entity" shall mean the Company, a subsidiary or their successors and assigns.

•	"Cause" shall mean the termination of employment of Executive as a result of (i) any act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company, (ii) persistent failure by Executive to perform the duties and obligations of Executive's employment which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the conviction of Executive of a felony; or (iv) Executive's continued breach of any material term of any employment agreement between the Company and the Executive or a breach of the noncompetition, nondisclosure and developments agreement between the Company and Executive.

•	"Permanent Disability" shall mean that the Executive, at the time notice of termination is given, has been unable to perform his/her duties to the Company for a period of not less than six (6) consecutive months or for a period of two hundred seventy (270) days in any three hundred sixty-five (365) day period as the result of his incapacity due to physical or mental illness.

•	"Good Reason" shall mean termination by Executive of his/her employment as a result of (i) a material reduction in Executive's salary or benefits not agreed to by Executive (except in connection with a decrease to be applied because the Company's performance has decreased or which is also applied to employees or executives generally, and excluding the substitution of compensation and benefits substantially equivalent in value), (ii) a material change in Executive's responsibilities (other than as contemplated by, and consistent with the spirit of, any employment agreement between the Company and Executive) not agreed to by Executive or (iii) a breach by the Company of any employment agreement between the Company and Executive which is not cured within a reasonable time after written notice of breach to the Company.

             Subject to the last sentence of this paragraph, interest shall accrue on the outstanding principal amount of this Note, commencing on the date hereof and with respect to each quarter, at a rate per annum equal to (i) the then current yield on commercial paper issued by GE Capital Corp. with maturities of 60-89 days, as published in The Wall Street Journal on the last business day of the immediately preceding calendar quarter, plus (ii) one-half of one percent. Subject to the last sentence of this paragraph, interest shall be compounded quarterly, and shall be payable on the first business day of each calendar quarter, commencing April 1, 2002.  If the Executive remains an employee of a Company Entity through January 2, 2004 (or ceases to be an employee prior to such time as a result of a Permitted Termination), interest after January 2, 2004 shall no longer accrue on the unpaid portion of this Note, unless and until Executive is entitled to receive the benefit of AMT Recoveries (as hereinafter defined), and then interest shall accrue only on the lesser of (i) the amount of AMT Recoveries, and (ii) the unpaid balance of this Note; it being understood that such interest shall begin accruing on the date Executive realizes the benefit from the AMT Recoveries and shall continue until such amount is paid to Company.

             The principal amount of this Note (together with all interest accrued and unpaid thereon) may be prepaid on or prior to the Maturity Date.  Amounts not paid as provided herein, including any past due interest, shall bear interest at the rate of two percentage points above the applicable interest rate.

                           This promissory note (the "Note") evidences a loan made to Executive solely to fund certain alternative minimum tax ("AMT") obligations of Executive arising on account of Executive's exercise of incentive stock options to purchase Common Shares of the Company.  As an inducement to the Company to make this loan, the Executive represents that (i) to the best of his knowledge, any financial information previously delivered to the Company is true and correct in all material respects, including tax return schedules, (ii) to the best of his knowledge, the worksheet he has delivered to the Company computing his AMT liability is true and correct in all material respects, and (iii) all of the proceeds of the loan evidenced by this Note will be used to discharge such AMT liability.

             The Executive further consents and agrees that (i) he promptly shall provide evidence of the AMT payment to the Company, (ii) he promptly shall provide to the Company copies of all future tax returns both before and after the Maturity Date if any amounts remain outstanding hereunder, (iii) he shall use any available credits against taxes arising from the payment of the AMT (the “AMT Credit”) against future tax obligations as soon as the AMT Credits are available for use and promptly notify the Company in writing upon such use, with supporting detail, and (iv) in the event there is a change in the United States tax laws which results in the availability of a refund in connection with Executive’s AMT liability, then the Executive shall use his best efforts to obtain such refund and any related interest as soon as reasonably practicable (collectively, the “AMT Refund”).

             The amounts due under this Note are secured by a pledge of Common Shares of the Company and possibly certain other assets (such collateral, as it exists from time to time being "Pledged Collateral"), pursuant to a certain Executive Stock Pledge, Security and Retention Agreements, dated as of the date hereof, by and between the Company and Executive (the "Pledge Agreement").

             Except as to the greater of the amount of the AMT Recoveries and five percent of the principal amount of this Note, for which amount Executive shall remain personally liable both before and after the Maturity Date, this Note, and the loan represented by this Note, shall be non-recourse against Executive, with the sole recourse limited to the Pledged Collateral as provided in the Pledge Agreement.  Notwithstanding the foregoing, if Executive's employment with the Company Entity terminates before January 2, 2004, other than as a result of a Permitted Termination, this Note shall be fully recourse and Executive shall be fully personally liable hereunder, notwithstanding any action taken or not taken under the Pledge Agreement.  Executive agrees that to the extent of his personal liability, the Holder of this Note may, but need not, enforce this Note prior to proceeding against the Pledged Collateral.

             Notwithstanding anything herein to the contrary, the outstanding principal amount of this Note (together with interest accrued thereon) shall become immediately due and payable whether before or after the Maturity Date:

(w)	to the extent of the proceeds (whether cash or other property) of the Pledged Collateral resulting directly or indirectly from either of the following events: (i) Executive sells, pledges or otherwise transfers the Pledged Collateral, whether or not in violation of the Pledge Agreement, or(ii) a transaction occurs involving the Company (whether by merger, asset sale, stock sale or otherwise);

(x)	to the extent of the amount of the AMT Credit applied by the Executive or his successors against future tax obligations;

(y)	to the extent of any AMT Refund received by the Executive (the AMT Credit and the AMT Refund are collectively referred to as the “AMT Recoveries”); and

(z)	if there is a breach or default by Executive under this Note or under the Pledge Agreement, which breach or default, if capable of being cured, has not been cured within five (5) days written notice by the Company.

The amount of the proceeds in (w) shall be computed net of any out of pocket taxes due as a result of such transaction (i.e., after utilization of the AMT Credit), computed at the maximum applicable combined state and federal marginal rate (the "Associated Tax Liability").

             Executive hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights (i) under this Note or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith, including the Pledge Agreement, or (ii) arising from any lending relationship existing in connection herewith, and agrees that any such action or proceeding will be tried before a court and not before a jury.  Executive agrees that it will not assert any claim against the Company on any theory of liability, for special, indirect, consequential, incidental or punitive damages.

             Executive, for himself and for his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note, or release security for this Note, all without in any way affecting the liability of Executive hereunder.

             This Note shall be governed by the internal laws, not the laws of conflicts, of the State of Illinois.  The parties hereto agree that all claims, disputes or controversies between them arising out of, connected with or related to the matters contemplated by this Note, whether arising at law or equity, in contract, tort, or otherwise, if pursued in court shall be resolved only by state or federal courts located in Cook or DuPage Counties, Illinois.  Each party waives in all disputes any objection that it may have to personal jurisdiction, the venue of the court considering the dispute, or the convenience of the forum.

Brian Derr

Executive